                                                                    Exhibit 10.6


March 13, 2002

Syrus Madavi
5670 East Paseo Del Fuente
Tucson, AZ  85750

Dear Syrus:

On behalf of Steve Hanson and the rest of the Board of Directors of ON Semiconductor, I am very pleased to offer you the officer position of Executive Chairman of the Company and the position of Chairman of the Board of Directors, as well as Chairman of the Executive Committee of the Board.

Your role, time horizon, focus areas, compensation, etc., are delineated in the attached document that you worked out with Steve Hanson.

To summarize the compensation elements and other key features of your employment and Board position with the Company that we agreed upon:

1.    You will devote approximately 80% of your time to this role.

2. You will be elected to the Board of Directors for a three-year term as Chairman. Our hope and general plan is that you will remain Chairman for several years, although this letter agreement provides for a one-year officer term as Executive Chairman of the Company, which will be reviewed and is extendable at or shortly after the 10-month mark. Either party can terminate this agreement at any time.

3.    We expect you to fully assume this role on April 1, 2002.

4. You will receive zero base salary. You will receive no benefits, other than ON's standard holiday/vacation policy.

5. You will be eligible for an annual cash bonus incentive target during your first 12 months of $225,000 (with similar measures and goals as the CEO), with a threshold of 0% and a maximum of $600,000.

6. You will receive a furnished apartment in the Phoenix area for one year, subject to approval by the CFO.

7. You will receive a special grant of 900,000 stock options. The options will be granted at fair market value at the time of grant. Your vested options will have an exercise period for the life of the options (i.e. 10 years). The options will be subject to the following vesting schedule and the terms and conditions of the Company's 2000 Stock Incentive Plan and related stock option grant agreement:

Syrus Madavi
March 13, 2002


         -  200,000 vest immediately

         - 150,000 vest at the end of your first 90 days of service as Executive Chairman of the Company

         - 150,000 vest at the end of 180 days of service as Executive Chairman of the Company

         - 150,000 vest at the end of 270 days of service as Executive Chairman of the Company

         - 150,000 vest at the end of one year of service as Executive Chairman of the Company

         - 100,000 vest at the end of two years of service as Chairman of the Board

8. You will purchase 100,000 shares of ON stock on the public market prior to April 30, 2002, outside of the Company's blackout periods. If the Company's blackout period prevents this from being practicable, then you will purchase these shares as soon as possible thereafter, during the Company's "trading window."


By signing, you acknowledge that your acceptance of this offer and performance of services hereunder will not violate any other agreement or obligation that you may have with any of your former employers.

Syrus, I hope that this covers all of the items that you have discussed and agreed to with Steve Hanson and Jim Williams. If you have any questions, please call either of them or me. We very much look forward to gaining the value of your leadership and expertise to propel ON to significant levels of performance.

Please sign below to indicate your acceptance of our offer.

Sincerely,


/s/ Richard W. Boyce
------------------------------------
Richard W. Boyce on behalf of the Board of Directors ON Semiconductor Chairman, Board Compensation Committee

Agreed and accepted:


/s/ Syrus P. Madavi                             April 1, 2002
------------------------------------            --------------------------------
Syrus P. Madavi                                 Date


cc.   Steve Hanson
      Enclosure
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                                  SYRUS MADAVI
                                ON SEMICONDUCTOR

POSITION:

      Executive Chairman of the Company and Chairman of the Board of Directors This is a working chairman (employee) position with an expectation of 80%+ of the time dedicated to ON employment. (Minimum three [3] days average, of four [4] days per week.)

DURATION OF AGREEMENT:

      One year, extendable after 10 months
      First year is hands-on and subsequent years are classical chairman (initially elected to 3-year term as Chairman of the Board)
      Expected start date to be April 1, 2002

RESPONSIBILITY:

         -  To administer corporate governance as Board Chairman

         - To provide senior-level executive oversight and redesign business processes, partnering with the CEO

OBJECTIVES:

         -  Ensure processes for sustained profitable Top Line Growth

         -  Maximize framework for new product development

         -  Increase shareholder value

KEY FOCUS AREAS:

         -  New product process and success to revenue

         - New product is the focus but executive involvement will span the corporate business processes to maximize performance and efficiency.

MEASURABLES:

         -  Very difficult in the one-year time frame.

         - Lead the delivery and implementation of a new product development machine including:

            -  Product definition

            -  Creation

            -  Launch

            -  Intro to manufacturing

            To be focused on picking the right markets and products

         -  A roadmap that will last five (5) years

         -  Number of design wins

         -  ROI of new products

COMPENSATION:

         -  Zero base salary

         - Potential annual cash bonus incentive target 75% during first year of employment (of hypothetical base of $300K, based on same goals as CEO); 0% at threshold; 200% at maximum.

         -  No benefits (subject to TI providing benefit continuation)

         -  Furnished apartment for one (1) year, subject to approval by CFO

         -  900K shares with following vesting schedule:

            -  200k vest immediately

            - 150k vest at end of the first 3 months, 6 months, 9 months, and 12 months of employment

            - 100k vests at end of 24 months, assuming Madavi is still engaged with the Company in a Chairman of the Board role (not necessarily as "Executive Chairman")

            - Madavi commits to purchasing 100k shares of ON stock prior to April 30, 2002.

REPORTING PROCESS:

         -  Executive is to counsel with CEO on operational decisions.

         -  All decisions to come from the CEO's office


CONFIDENTIAL